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                                                                    Exhibit 23.5

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements on Form S-8 No's. 333-38521, 333-38523, 333-38525, 333-38527, 333-38531, 333-38533,
333-38537, 333-48167, 333-38539, 333-61395, 333-65688, 333-65704, Form S-4
No's. 333-61401 and 333-47926 and Form S-3 No. 333-64979 of Security Capital Group of our reports dated January 31, 2002, with respect to the consolidated balance sheets of Regency Centers Corporation as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in the December 31, 2001 annual report on Form 10-K/A of Security Capital Group Incorporated

                                       KPMG LLP


Jacksonville, Florida
April 12, 2002